Exhibit 99.1
Contacts:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Jim Mazzola
Halozyme Therapeutics
858-704-8122
ir@halozyme.com

HALOZYME REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS
- Record revenue of $43.4 million and net income of $3 million driven by $23 million initiation of AbbVie collaboration -
- Revenue, expense and cash use guidance updated for 2015 -
- First clinical collaboration for PEGPH20 signed with Eisai -

SAN DIEGO, August 10, 2015 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results for the second quarter ended June 30, 2015. Financial highlights include revenues of $43.4 million and net income of $3.0 million, or $0.02 per share, compared to revenues of $18.4 million and a net loss of $16.3 million, or $0.13 per share, for the second quarter of 2014.

“Our performance in the quarter continued to demonstrate the strength of our two-pillar strategy,” said Dr. Helen Torley, president and CEO. “In the ENHANZE pillar, we signed our largest licensing agreement in company history with AbbVie, which has the potential to generate new royalty revenue and approximately $130 million for each of up to nine targets.

“In our oncology pillar, we continued to make good progress toward the planned initiation of our phase 3 trial in metastatic pancreatic cancer patients, and expanded our efforts to explore and demonstrate the pan-tumor potential of our investigational new drug, PEGPH20, through our first oncology clinical collaboration agreement. This agreement with Eisai will broaden the PEGPH20 development plan into breast cancer, building on our ongoing work in pancreatic and non-small cell lung cancer, exploring combinations with chemotherapies and immunotherapies.”
Second Quarter 2015 Highlights and Subsequent Events

•
Global clinical collaboration with Eisai Co., Ltd. to investigate HALAVEN® (eribulin) and PEGPH20 in metastatic breast cancer: Halozyme entered into a worldwide clinical collaboration with Eisai Co. Ltd. to evaluate HALAVEN in combination with PEGPH20 in first line HER2-negative metastatic breast cancer patients. The companies will co-fund a phase 1b/2 clinical trial to explore whether HALAVEN in combination with PEGPH20 can improve overall response rate, as compared with HALAVEN alone.

•
Received feedback from the European Medicines Agency (EMA) on the Phase 3 Study 301 design. During the quarter, the company received scientific advice from the EMA for its planned Phase 3 registration study in metastatic pancreatic cancer patients with high-HA tumors. Based on feedback received to date from the U.S. Food and Drug Administration (FDA) and the EMA, the company plans to proceed with the trial design previously discussed with the FDA and continues to target the end of first quarter 2016 to initiate the study.

•
Global collaboration with AbbVie to develop and commercialize products using ENHANZE™ technology: Halozyme entered into a worldwide collaboration and license agreement with AbbVie for the purpose of developing and commercializing products combining proprietary AbbVie compounds with Halozyme's ENHANZE technology. Halozyme received an initial payment of $23 million in June 2015. The agreement provides for milestone payments totaling approximately $130 million for each of up to nine collaboration targets, in addition to tiered royalty payments based on net sales of products using ENHANZE technology.

•
Interim results from Study 202 evaluating PEGPH20 with gemcitabine and ABRAXANE® (nab-paclitaxel) in metastatic pancreatic cancer patients were presented at the annual meeting of the American Society of Clinical Oncology (ASCO): In a retrospectively defined sub-population of patients, the data showed a doubling in median progression free survival in metastatic pancreatic cancer patients with high levels of hyaluronan (HA) who were treated with PEGPH20 combined with ABRAXANE and gemcitabine (9.2 months vs. 4.3 months in patients treated with ABRAXANE and gemcitabine alone). Additional reported results included:

◦
A more than doubling of overall response rate of 52 percent versus 24 percent (p-value of 0.038) and a duration of response of 8.1 months compared to 3.7 months in high HA patients treated with PEGPH20 combined with ABRAXANE and gemcitabine (PAG) versus ABRAXANE and gemcitabine (AG);

◦
A trend toward improvement in median overall survival of 12 months compared to 9 months in high HA patients treated with PAG versus AG (hazard ratio of 0.62) despite discontinuation of PEGPH20 in more than half of the PAG-treated patients at the time of the clinical hold in April 2014;

◦	A thromboembolic event (TE) event rate of 13 percent in 38 patients treated with PAG versus 18 percent in 17 patients receiving AG.

•
Global agreement with Ventana Medical Systems to collaboratively develop a companion diagnostic for cancer treatment: Entered into a global agreement with Ventana to develop and commercialize a companion diagnostic assay for use with PEGPH20. Under the agreement, Ventana will develop the in vitro diagnostic, with the intent of submitting it for regulatory approval in the United States, Europe and other countries.

Second Quarter 2015 Financial Highlights

•
Revenues for the second quarter of 2015 were $43.4 million, compared to $18.4 million for the second quarter of 2014, driven by a $23 million payment for initiation of a global collaboration agreement with AbbVie. Revenues in the second quarter included $6.4 million in royalty revenue from sales of products under collaboration agreements, $7.7 million in product sales of bulk rHuPH20 for use in manufacturing collaboration products for Roche and Baxalta, $4.2 million in Hylenex® recombinant (hyaluronidase human injection) product sales, and $24.7 million in collaboration revenues, which includes the $23 million payment from AbbVie. Royalty revenues represent January to March 2015 partnered product sales as a result of the one quarter lag in royalty reports.

•
Research and development expenses for the second quarter of 2015 were $21.2 million, compared to $18.6 million for the second quarter of 2014. The increase was primarily due to an increase in expenses related to preclinical and clinical activities for PEGPH20, off-set by a planned decrease in expenses associated with discontinued development programs.

•
Selling, general and administrative expenses for the second quarter of 2015 were $9.8 million, compared to $8.8 million for the second quarter of 2014. The increase was primarily due to an increase in personnel expenses, including stock compensation, for the period.

•	Net income for the second quarter of 2015 was $3.0 million, or $0.02 per share, compared to a net loss for the second quarter of 2014 of $16.3 million, or $0.13 per share.

•
Cash, cash equivalents and marketable securities were $140.7 million at June 30, 2015, compared to $128.5 million at March 31, 2015. Net cash increase in the second quarter of 2015 was approximately $12.2 million.

Financial Outlook for 2015
For the full year 2015, revised its previously disclosed guidance to the following:

•	Net revenues to be in the range of $110 million to $115 million, from a prior range of $85 million to $95 million.

•	Operating expenses to be in the range of $160 million to $170 million, from a prior range of $145 million to $155 million.

•	Net cash burn to be between $20 million to $30 million, from a prior range of $35 to $45 million, with year-end cash balance expected to be $105 million to $115 million.
The company raised its revenue projection due to payment received from the AbbVie agreement. Operating expenses are expected to increase primarily due to acceleration of a bulk PH20 manufacturing campaign to fulfill current and future orders, and the building of capabilities related to an expansion of the PEGPH20 clinical program from 2 to 5 trials, including assuring readiness for the global phase 3 study at the end of Q1 2016. Cash burn is expected to decrease due to the inflow of new revenue, partially offset by the increase in planned expenses.
Webcast and Conference Call
Halozyme will webcast its quarterly update conference call today, August 10, 2015 at 4:30 p.m. ET/1:30 p.m. PT. During the call, management will discuss financial results and provide a business update. To listen to the live webcast and view additional documents related to the call, please visit the "Investors" section of Halozyme's corporate website at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (866) 710-0179 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay passcode 53958140.
About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen and AbbVie for its drug delivery platform, ENHANZE™, which enables biologics and small molecule compounds that are currently administered intravenously to be delivered subcutaneously. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2015, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2015) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2015.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Product sales, net	$12,342	$9,494	$22,202	$18,062
Royalties	6,382	1,688	13,157	2,487
Revenues under collaborative agreements	24,660	7,203	26,691	9,802
Total revenues	43,384	18,385	62,050	30,351

Operating expenses:
Cost of product sales	8,144	5,924	14,638	11,444
Research and development	21,195	18,649	37,879	40,064
Selling, general and administrative	9,814	8,752	19,213	19,002
Total operating expenses	39,153	33,325	71,730	70,510

Operating income (loss)	4,231	(14,940)	(9,680)	(40,159)
Other income (expense):
Investment and other income, net	87	118	189	165
Interest expense	(1,299)	(1,451)	(2,598)	(2,827)
Net income (loss)	$3,019	$(16,273)	$(12,089)	$(42,821)

Net income (loss) per share:
Basic	$0.02	$(0.13)	$(0.10)	$(0.35)
Diluted	$0.02	$(0.13)	$(0.10)	$(0.35)

Shares used in computing net income (loss) per share:
Basic	126,144	123,710	125,723	121,200
Diluted	134,507	123,710	125,723	121,200

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$67,769	$61,389
Marketable securities, available-for-sale	72,946	74,234
Accounts receivable, net	9,738	9,149
Inventories	7,723	6,406
Prepaid expenses and other assets	10,266	10,143
Total current assets	168,442	161,321
Property and equipment, net	2,594	2,951
Prepaid expenses and other assets	2,511	1,205
Restricted cash	500	500
Total assets	$174,047	$165,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,138	$3,003
Accrued expenses	14,821	13,961
Deferred revenue, current portion	6,424	7,367
Current portion of long-term debt, net	9,656	—
Total current liabilities	35,039	24,331

Deferred revenue, net of current portion	45,252	47,267
Long-term debt, net	40,098	49,860
Other long-term liabilities	3,429	3,167

Stockholders’ equity:
Common stock	128	126
Additional paid-in capital	512,657	491,694
Accumulated other comprehensive loss	(40)	(41)
Accumulated deficit	(462,516)	(450,427)
Total stockholders’ equity	50,229	41,352
Total liabilities and stockholders’ equity	$174,047	$165,977

###